Exhibit 10.2

GulfMark Offshore, Inc. 2014 Omnibus Equity Incentive Plan

Notice of Stock Option Award

You have been granted the following option to purchase shares of the Class A Common Stock, $.01 par value per share (the “Shares”), of GulfMark Offshore, Inc. (the “Company”):

Name of Optionee:	[_____________]

Total Number of Shares:	[_____________]

Type of Option:	Nonstatutory Stock Option

Exercise Price per Share:	[$_____________]

Date of Grant:	[______________]

Vesting Schedule:

This option becomes exercisable as follows: (i) [33⅓%] of this option becomes exercisable when you complete [12] months of continuous “Service” (as defined in the Plan) from the Date of Grant; (ii) [33⅓%] of this option becomes exercisable when you complete [24] months of continuous Service from the Date of Grant; and (iii) the remaining [33⅓%] of this option becomes exercisable when you complete [36] months of continuous Service from the Date of Grant.

Expiration Date:	[______________] This option expires earlier if your Service terminates prior to the Expiration Date, as described in your Stock Option Agreement.

By accepting this stock option, you and the Company agree that this option is granted under and governed by the terms and conditions of the GulfMark Offshore, Inc. 2014 Omnibus Equity Incentive Plan, (the “Plan”), and the Stock Option Agreement between you and the Company, relating to stock options granted to you pursuant to the Plan, both of which are incorporated herein by reference and made a part of this document.

GulfMark Offshore, Inc. By: Name: Title:

GulfMark Offshore, Inc. 2014 Omnibus Equity Incentive Plan

Stock Option Agreement

This Stock Option Agreement (this “Agreement”) is made as of [__________], 20__, by between GulfMark Offshore, Inc., a Delaware corporation (the “Company”), and you, the undersigned Optionee.

The Option

This Agreement, together with each Notice of Stock Option Award issued to you by the Company, governs each option (referred to herein as the “Option”) granted to you under the GulfMark Offshore, Inc. 2014 Omnibus Equity Incentive Plan, (the “Plan”), which is incorporated into this Agreement by reference.

Tax Treatment	The Option is intended to be a nonstatutory stock option under Section 83 of the Internal Revenue Code.

Vesting

The Option becomes exercisable in installments, as shown in the Notice of Stock Option Award. In addition, the Option vests and becomes exercisable in full if your Service terminates because of total and permanent disability or death; or the Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates, and you are subject to an “Involuntary Termination” within 12 months after the Change in Control.

For purposes of this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

For purposes of this Agreement, “Involuntary Termination” means your involuntary discharge by the Company (or the subsidiary of the Company employing you) for reasons other than Cause. You may be terminated for “Cause” if you do any of the following: (i) breach in any material respect any agreement between you and the Company: (ii) fail in any material respect to comply with any of the Company’s written policies or rules; or (iii) fail to perform assigned duties after receiving written notification of such failure from the Company.

No Shares will vest after your Service has terminated for any other reason.

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Term	The Option expires at 5:00 p.m., Central Time, on the Expiration Date shown in the Notice of Stock Option Award. (It will expire earlier if your Service terminates, as described below.)

Regular Termination

If your Service terminates prior to the Expiration Date for any reason except death or total and permanent disability, then the Option will expire at 5:00 p.m., Central Time, on the date three (3) months after your termination date. The Company determines when your Service terminates for this purpose.

Death

If you die before your Service terminates, then the Option will expire at 5:00 p.m., Central Time, on the earlier to occur of (i) the date 12 months after the date of death, or (ii) the Expiration Date.

Disability

If your Service terminates because of your total and permanent disability, then the Option will expire at 5:00 p.m., Central Time, on the earlier to occur of (i) the date 12 months after your termination date, or (ii) the Expiration Date.

Restrictions on Exercise	The Company will not permit exercise of the Option if the issuance of Shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise the Option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase. Your notice must also specify how your Shares should be registered. The notice will be effective when the Company receives it.

If another person wants to exercise the Option after it has been transferred to him or her under the limited circumstances under which a transfer of the Option by you is permissible, that person must prove to the Company's satisfaction that he or she is entitled to exercise the Option. That person must also complete the proper Notice of Exercise form (as described above) and pay the Exercise Price (as described below).

Form of Payment

When you submit your Notice of Exercise, you must include payment of the Exercise Price specified in the Notice of Stock Option Award for the Shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

• By delivering to the Company your personal check, a cashier's check or a money order.

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•     With the Committee’s consent, by giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option Shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the Option Exercise Price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

Withholding Taxes and Stock Withholding

You understand that you (and not the Company) are responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Agreement. You will not be allowed to exercise the Option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of exercise of the Option. With the Company's consent, these arrangements may include withholding shares of Company stock (up to the minimum applicable state and federal withholding rates) that otherwise would be issued to you when you exercise the Option. The value of these shares, determined as of the effective date of the Option exercise, will be applied to the withholding taxes.

Restrictions on Resale

You agree not to sell any option Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Options

In general, only you may exercise the Option prior to your death. You may not transfer or assign the Option, except as provided below. For instance, you may not sell the Option or use it as security for a loan. If you attempt to do any of these things, the Option will immediately become invalid. You may, however, dispose of the Option in your will or in any beneficiary designation.

However, if the Option is designated as a nonstatutory stock option in the Notice of Stock Option Award, then, upon your request, the “Committee” (as defined in the Plan) may, in its sole discretion, allow you to transfer the Option as a gift to one or more family members. For purposes of this Agreement, “family member” means (i) a spouse, parent, child, stepchild, adoptive relationship, sister, brother or grandchild, (ii) a trust or trusts for the exclusive benefit of any such persons, or (iii) a partnership or limited liability company in which such persons are the only partners or members, as applicable; provided in each case that there may be no consideration for any such transfer (other than, in the case of clause (iii), units in the partnership or membership interests in the limited liability company).

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In addition, if the Option is designated as a nonstatutory stock option in the Notice of Stock Option Award, then, upon your request, the Committee may, in its sole discretion, allow you to transfer the Option to your spouse or former spouse pursuant to a domestic relations order.

If the Committee consents to your transfer of the Option, both you and the transferee(s) must execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement, before the transfer will be effective.

No Retention Right	Neither the Option nor this Agreement gives you the right to be retained by the Company or a subsidiary of the Company in any capacity.

Stockholder Rights

Neither you, nor your transferees, will have any rights as a stockholder of the Company with respect to the Shares covered by the Option until you or your transferees have exercised the Option by giving the required Notice of Exercise to the Company and paying the Exercise Price. No adjustments are made for dividends or other rights if the applicable record date occurs before the Option is exercised, except as described in the Plan.

Adjustments

In the event of a stock split, a stock dividend, a combination or consolidation or a similar change in Company stock (by reclassification or otherwise), the number of Shares covered by the Option and the Exercise Price per share will be adjusted pursuant to the Plan.

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Effect of Dissolution or Reorganization

If the Company is dissolved or liquidated, to the extent not previously exercised or settled, the Option will terminate immediately before the dissolution or liquidation of the Company.

If the Company is a party to a merger or other reorganization, each outstanding Option will be subject to the agreement of merger or reorganization. Such an agreement will provide for one or more of the following:

•      the continuation of any outstanding Option by the Company, if the Company is the surviving corporation;

•      the assumption or substitution of any outstanding Option by the surviving corporation or its parent or subsidiary;

•      full exercisability of the outstanding Option, followed by cancellation of the Option at the time of the merger; or

•      cancellation of the Option and a payment equal to the option spread (if any), which payment may be made in installments pursuant to the original vesting schedule.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice of law provisions).

Other Agreements

This Agreement, the Plan and the applicable Notice of Stock Option Award issued to you pursuant to the Plan constitute the entire understanding between you and the Company regarding the Option. This Agreement may be amended only as provided in the Plan, or pursuant to another written agreement between the parties. The Committee may modify this Agreement to (i) modify or assume your Option in return for a grant of a new Option subject to this Agreement, or (ii) buy out your Option, as long as it will not have the effect of repricing your Option.

By signing below, you agree to all of the terms and conditions described in this Agreement and in the Plan.

You agree that the Company may deliver by email all documents relating to the Plan or the Option (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

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You further agree to comply with the Company's Securities Trading Policy when selling Shares of the Company's Class A Common Stock.

(Remainder of Page Intentionally Left Blank – Signature Page Follows)

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first set forth above.

OPTIONEE:

[______________]

COMPANY: GulfMark Offshore, Inc.

By:
Name:
Date:

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